EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-43032) of Novo Networks, Inc. of our report, dated May 6, 2005, relating to the financial statements of Berliner Communications, Inc., which appears in the Current Report on Form 8-K/A of Novo Networks, Inc., dated May 9, 2005.

BDO Seidman, LLP
May 9, 2005